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                                                                    EXHIBIT 23.2



The Board of Directors


Cityscape Financial Corp.:



     We consent to the use of our report dated March 27, 1996 on the consolidated financial statements of Cityscape Financial Corp. and Subsidiary as of December 31, 1995 and 1994 and for the years then ended included herein and to the reference to our firm under the heading "Experts" in the prospectus.



KPMG Peat Marwick LLP



New York, New York


September 26, 1996